Exhibit 99.1

BranchOut Food Delivers Record ~$14M Net Revenue, 113% YoY growth, Secures Major Retail Wins, Expands Capacity & Product Offering

Record Q4 Net Revenue of $4.2M Marks Best Quarter in Company History, Up Over 178% YoY.

Key Highlights:

●	Record 2025 revenue of ~$14 million, representing 113% YoY growth, capped by $4.2M in Q4, the highest quarterly revenue to date.

●	Advanced private label development with the world’s largest retailer for up to nine new SKUs targeted for second-half 2026 launch, representing an estimated $10 million in potential annualized revenue.

●	Introduced a first-of-its-kind shelf-stable dehydrated cheesecake enabled by GentleDry™ technology, creating a new dairy-based snack category, launching in nation’s largest retailer.

●	Secured a new warehouse club customer with an initial order near $2 million and potential to scale into a year-round program estimated at up to $15 million in annual recurring revenue.

●	Installing fourth large-scale REV drying line, scheduled to be operational by March 1, 2026, expanding capacity and enabling dairy-based and high-protein products

BEND, Ore., January 28th 2026 — BranchOut Food Inc. (NASDAQ: BOF), a food technology company pioneering the next generation of natural fruit and vegetable snacks through its proprietary GentleDry™ process, today announced record performance, achieving ~$14 million in revenue in 2025, representing 113% YoY growth.

This milestone was achieved while the company simultaneously built and commissioned its manufacturing facility in Peru, scaled production across its product portfolio, and advanced multiple new product developments throughout 2025. With those foundational efforts now complete and the facility fully operational, the company is positioned to focus entirely on executing the core business and scaling growth. The company anticipates continuing its rapid growth rate into 2026 and beyond.

New Club Retailer Places Nearly $2 Million Order and Signals Interest in Future Opportunities

BranchOut also announced a major new order from the nation’s second-largest warehouse club retailer, marking a new customer relationship for the company and its second large Club customer. The retailer has committed to an initial order valued near $2 million for a mixed fruit snack product launching in May 2026, with final volumes currently being finalized. Importantly, the retailer has expressed strong interest in evaluating additional BranchOut products in subsequent quarters. If performance thresholds are met, any one of these products could secure year-round, everyday placement, which the company estimates could represent up to $15 million in annual recurring revenue.

Major Development Program with the World’s Largest Retailer

BranchOut is working with the nation’s largest retailer on a significant development program for up to nine new SKUs. These collaborative efforts, focused on fruit, vegetable, and dairy-based innovations, are being developed at the retailer’s request. These products, which are targeted for a launch in the second half of 2026 and are estimated to generate $10 million in incremental annualized revenue.

Among these initiatives is BranchOut’s shelf-stable dehydrated cheesecake, a true product innovation and a first-of-its-kind offering in the snack category. Using BranchOut’s proprietary GentleDry™ technology, fresh cheesecake is transformed into a shelf-stable snack that preserves flavor while delivering a distinctive creamy, soft bite.

This innovation highlights the versatility of BranchOut’s technology platform and enables the creation of an entirely new category of dairy based, high protein snacks. The company is now advancing this product through commercial development, including private label programs with major retailers, as part of its broader expansion into dairy based, protein forward and functional snack offerings.

Ingredient and Bulk Supply Channel Positioned for Long-Term Growth

The ingredient and bulk supply channel continues to strengthen, and management believes this channel will remain a critical driver of utilization, scale, and profitability as the company moves into 2026 and beyond. MicroDried remains BranchOut’s core strategic partner in this channel, with revenue from this relationship expected to be approximately $5–6 million in 2026. In addition, BranchOut is onboarding a new large international CPG customer that will sell BranchOut products enrobed in chocolate to multiple customers across Europe and North America. The company expects an initial order of approximately $1.8 million in the first half of the year, with the potential for significantly larger-scale, ongoing business to follow.

Nation’s Largest Warehouse Club Channel Continues to Scale

Within the nation’s largest warehouse club channel, momentum continues to build. December deliveries included Organic Chewy Banana in the Bay Area and Pineapple Chips in the Southeast. Looking ahead, Organic Cinnamon Churro Chewy Banana is scheduled to launch in the Los Angeles region in March, followed by a new Mango Chip product launching in the Bay Area, along with additional pineapple programs in the Southeast. Several new items, including multipacks and apple-based products, are currently under review as the company approaches the 2026 ordering cycle.

New Branded Retail Platforms Launching in 2026

BranchOut is preparing to launch two new branded retail product platforms in 2026. The first is a five-count snack pack, including Crunchy Banana, Pineapple, Mango, Apple, and Strawberry. This line is designed specifically for produce departments and will launch in Q2, with a direct-to-retailer go-to-market strategy supported by regional distribution partners and a national produce broker.

Fourth Large-Scale REV Line Installation Enables High-Protein, Dairy-Based Products and First Shelf-Stable Cheesecake

BranchOut is currently installing its fourth large-scale REV drying line, which is scheduled to be fully operational by March. The line is housed in a newly constructed, dedicated building adjacent to the company’s existing facility and was designed with capacity to support additional future REV lines.

The new building is fully segregated from BranchOut’s allergen-free production areas, enabling the safe processing of allergen-containing products while maintaining strict food safety and quality controls. This expansion extends BranchOut’s processing capabilities beyond fruits and vegetables into dairy-based and high-protein products, including cheese snacks, shelf-stable dried cheesecake, and other protein-forward innovative products. These new capabilities materially expand the company’s addressable market and directly respond to ongoing demand from large retail and ingredient customers.

Together, these initiatives reflect BranchOut’s transition from a foundational build year into a more disciplined scaling phase. With expanded capacity, broader technical capabilities, deepening retailer relationships, and a growing innovation pipeline, the company is well positioned for continued growth and improving financial performance in 2026 and beyond.

Significant Gross Margin Expansion Anticipated for 2026, Driven by Several Key Factors

A significant expansion in gross margin is anticipated for 2026. The 2025 gross margin of ~16% was severely depressed by two key factors: Air Freight and Tariffs. Air Freight accounted for 8% of the Cost of Goods Sold (COGS) and was necessary to fulfill customer orders despite production delays. A 5% tariff further impacted the margin. Excluding these two factors, the 2025 gross margin would have been around 25%. Air freight costs are expected to be substantially reduced in 2026, as production stabilizes and catches up with the order pipeline, thereby recapturing this lost margin. Furthermore, tariffs on most products, including all tropical fruit, have been reduced to zero, providing a durable cost structure improvement.

Further margin expansion will come from operational efficiencies. In 2025, production lines operated below optimal efficiency as products were simultaneously being developed and refined. In 2026, management is focused on continuous improvement to increase equipment effectiveness, throughput, and yield, alongside material efficiency projects. The installation of a fourth large-scale line will also boost throughput and improve unit economics.

As the company nears and passes breakeven, incremental revenue is expected to carry contribution margins over 50%. This will increasingly flow through, adding further upside to the overall gross margin as higher-margin volumes scale.

New $1.5 Million Loan For Working Capital Supports Growth and Order Fulfillment

In support of the company’s accelerating growth and expanding order volume, BranchOut has secured a new $1.5 million loan from Kaufman Capital. The loan is intended to fund production and inventory, as needed, associated with large customer orders, particularly given the company’s international manufacturing footprint and ocean freight logistics, which can result in extended cash conversion cycles of up to four months from production through shipment and customer payment.

The loan is offered on favorable terms, bearing interest at approximately 8%, and provides BranchOut with flexible, non-dilutive capital to support working capital needs as volumes scale. In addition, Kaufman Capital has voluntarily elected to convert $500,000 of its existing convertible note into equity, reflecting continued confidence in the company’s strategy, growth trajectory, and long-term value creation.

In parallel with this financing, the Company is utilizing its existing at-the-market (ATM) program to raise up to $1.5 million of additional working capital to support accelerating order volume, inventory build, and logistics requirements associated with recent customer wins. Prior financing was primarily used to retire debt and fund the buildout of new production capacity. As multiple large-scale sales programs accelerate faster than initially modeled, management believes incremental working capital will be required to support increased production, inventory, and logistics as the company scales.

About BranchOut Food Inc.

BranchOut Food is a leading international food technology company, specializing in the production of high-quality dehydrated fruit and vegetable-based products through its proprietary GentleDry Technology. This next-generation dehydration method preserves up to 95% of the original nutrition of fresh produce, offering superior quality and taste. Protected by over 17 patents, BranchOut’s technology enables it to stand out as a trusted brand, ingredient and a private-label supplier. For more information, visit www.branchoutfood.com or follow us on social media here.

For more information:

ir@branchoutfood.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts of future events. Forward-looking statements may be identified using words such as “forecast,” “intend,” “seek,” “target,” “anticipate,” “believe,” “expect,” “estimate”, “plan,” “position”, “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements with respect to the operations of BranchOut Food, Inc., (the Company) strategies, prospects and other aspects of the business of the Company are based on current expectations that are subject to known and unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from expectations expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Although it may voluntarily do so from time to time, the Company undertakes no commitment to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws.